EXHIBIT 2.3

Notarial Deed No. /2003

Transacted before me, the undersigned German notary

Dr. Rainer Kluge
with public office in Düsseldorf

In the offices of White & Case, Feddersen, Jägerhofstraße 29, where I went on request of the participants.

This 11th day of October 2003

there appeared before me

1. Mr. John Flynn, acting in the name and on behalf of Fairchild Textil GmbH with its business address at Kennedydamm 17, 40476 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 24077.

2. Mr. Winfried Klar, acting in the name and on behalf

a) of Helmet House GmbH with its business address at Reisholzer Werftstraße 19, 40589 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 25633.

b) of BMJ Motorsport Vertriebsgesellschaft mbH with its business address at Reisholzer Werftstraße 76, 40589 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 24335.

3. Dr. Peter Mrosik, acting together with Mr. Winfried Klar in the name and on behalf of EUROBIKE Aktiengesellschaft with its registered office at Reisholzer Werftstraße 76, 40589 Düsseldorf, registered in the commercial register of the local court of Düsseldorf under HRB 30767, acting with the agreement of the also appeared Dr. Biner Bähr, Jägerhofstraße 29, 40479 Düsseldorf, in his capacity as interim insolvency administrator over the assets of EUROBIKE Aktiengesellschaft.

The persons appeared identified themselves by passports. The persons appeared asked for a notarisation in the English language for which the acting notary is sufficiently qualified.

The persons appearing declared:

Purchase Contract

Among

  Fairchild Textil GmbH, with its registered office c/o Lovells, Kennedydamm 17, 40476 Düsseldorf, entered in the commercial register of the Local Court of Düsseldorf under no. HR B 48584

  - hereinafter referred to as "Purchaser" -

  HELMET HOUSE GmbH, with its registered office in Reisholzer Werftstraße 19, 40589 Düsseldorf, represented by its managing director Mr. Winfried Klar and registered in the commercial register of the Local Court of Düsseldorf under the number HR B 25633

  - hereinafter referred to as "Seller" ¯

  BMJ, with its registered office in Reisholzer Werftstraße 19, 40589 Düsseldorf, represented by its managing director Mr.Winfried Klar and registered in the commercial register of the Local Court of Düsseldorf under the number HR B 24335

  Eurobike AG, with its registered office in Reisholzer Werftstraße 76, 40589 Düsseldorf, represented by its directors Mr. Winfried Klar and Dr. Peter Mrosik and registered in the commercial register of the Local Court of Düsseldorf under the number HR B 30767, acting with the necessary consent of the interim insolvency administrator Dr. Biner Bähr

§ 1
Corporate Information

1.1 HELMET HOUSE GmbH is a company validly existing under the laws of Germany with a registered share capital in the nominal amount of EUR 205,028.04. The purpose of the company is the wholesale of clothing for motorcyclists, of accessories for motorbikes and of technical accessories. It is registered in the commercial register of the Local Court of Düsseldorf under the number HR B 25633.

1.2 POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. Kommanditgesellschaft (hereinafter referred to as "Polo KG") is a limited partnership validly existing under the laws of Germany with its registered office in 40589 Düsseldorf, Reisholzer Werftstraße 76, registered at the Commercial register of Düsseldorf under HRA 10751 and with a registered partnership capital (Kommanditkapital) in the nominal amount of DEM 80,000.00. Its only managing and general partner is POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH, Reisholzer Werftstraße 76, 40589 Düsseldorf. Its limited partners are Helmet House GmbH, Reisholzer Werftstraße 19, 40589 Düsseldorf, with a limited partner's interest in the nominal amount of DEM 64,000.00 and Klaus Esser with a limited partner's interest in the nominal amount of DEM 16,000.00. The purpose of the partnership is the trade in clothing for motorcyclists, technical accessories for motorbikes leisure equipment.

1.3 POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH is a company validly existing under the laws of Germany with its registered office in 40589 Düsseldorf, Reisholzer Werftstraße 76, registered at the Commercial register of Düsseldorf under HRB 24077 and with a share capital in the nominal amount of EUR 26,000.00. The Seller holds a share in POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung mbH in the nominal amount of EUR 20,800.00. The remaining share in POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH in the nominal amount of EUR 5,200.00 are held by Mr. Esser. The purpose of the company is the sale, the importation and exportation of clothing for motorcyclists, technical accessories for motorbikes and clothing for leisure and sports.

§ 2
Sale and Transfer of the Interests, Shares and Claims

2.1 The Seller hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller its entire limited partner's interests in POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. Kommanditgesellschaft (hereinafter referred to as "Polo KG") in the nominal amount of DEM 64,000.00 as described in § 1.2.

2.2 The Seller hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller its entire shares in POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH (hereinafter referred to as "Polo GmbH") in the nominal amount of EUR 20,800.00 as described in § 1.3.

2.3 The parties are aware of the fact that the position of the Seller as partner in the Polo KG and shareholder of Polo GmbH is disputed. In case the Seller does not own any more a partnership interest in Polo KG and/or shares in Polo GmbH the Seller hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller any compensation and redemption claim it may have against Polo KG and/or Polo GmbH.

2.4 The Seller hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller, all its claims against Polo KG which have a total book value of approximately Euro 12,260,000.00.

2.5 Eurobike AG hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller, all its claims against Polo KG which have a total book value of approximately Euro 3,700,000.00.

2.6 BMJ hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller, all its claims against Polo KG which have a total book value of approximately Euro 1,430,000.00.

§ 3
[Intentionally Left Blank]

§ 4
Payment Date/ Transfer Date

4.1 The purchase prices as laid out in section 5 will be paid and the transfer of limited partner's interests, shares and claims be effected on the Payment Date which is the later of: (a) 14 days after the Effective Date, or (b) 7 days after the Purchaser's banks have received letters relating to the granting of security interests from the State of North Rhine Westphalia and Kreditanstalt für Wiederaufbau, but in no event later than October 31, 2003 (the Payment Date). The transfer of the limited partner's interests of the Seller as described in § 2.1 shall become effective upon the registration of the Purchaser as limited partner in the commercial register (condition precedent). The latter date herein referred to as "Transfer Date".

4.2 For income/ corporate tax purposes the parties agree to draw up a balance sheet as of the Transfer Date in accordance with the following provisions:

4.2.1 The Purchaser shall ensure, that Polo KG will prepare immediately after the Transfer Date, not later than three months after the Transfer Date a balance sheet including a profit and loss statement of Polo KG in order to determine the share in the profits of Polo KG which belongs to the Seller ("Balance Sheet"). The Seller or any third party instructed by the Seller has the right to participate in the preparation of the Balance Sheet. The Purchaser shall ensure, that the Balance Sheet is prepared in accordance with German GAAP and pursuant to the accounting and assessment/ valuation principles as applied in the previous annual accounts ("Bilanzkontinuität und Bewertungsstetigkeit"). The Purchaser shall make available the Balance Sheet to the Seller immediately after delivery.

4.2.2 If the Parties cannot agree on the Balance Sheet within four weeks time period after the Balance Sheet has been submitted to either Party, they shall unanimously appoint a public accounting firm (Wirtschaftsprüfungsgesellschaft) of international reputation ("Accounting Firm"). If the Parties cannot agree on an Accounting Firm within the above mentioned time period either Party is entitled to have the Accounting Firm be appointed by the Wirtschaftsprüferkammer Berlin. The Accounting Firm shall decide in further four weeks time period whether the Balance Sheet is in line with the Accounting Principals mentioned in § 4.2.1 and with applicable mandatory laws and in which respect it needs to be modified. The decision of the Accounting Firm, acting as expert in accordance with § 315 at seq. of the German Civil Code and not as Arbitrator, shall be binding on the Parties. The cost of the Accounting Firm will be shared equally between the Parties.

§ 5
Purchase Price

5.1 The Purchase Price to be paid to the Seller for its interest and/or claim according to § 2.1 shall be EUR 2,589,200.00 net.

5.2 The purchase price to be paid to the Seller for its share and/or claim according to § 2.2 shall be EUR 20,800.00 net.

5.3 The purchase price to be paid to the Seller for the claims according to § 2.4 shall be EUR 12,260,000.00 net.

5.4 The purchase price to be paid to Eurobike AG for its claims according to § 2.5 shall be EUR 3,700,000.00 net.

5.5 The purchase price to be paid to BMJ for its claims according to § 2.6 shall be EUR 1,430,000.00 net.

5.6 Interest at a rate of 8 % p.a. shall be payable on the purchase prices as of the Payment Date.

5.7 The Purchaser undertakes to remit the purchase price to the following bank account:

    Stadtsparkasse Düsseldorf
    Bank Code: 300 501 10
    Account No.: 3704 3205
    Account Holder: RA Dr. Bähr wg. Eurobike AG.

5.8 This payment fulfils the Purchaser's payment obligations.

§ 6
Conditions Precedent

6.1 This Purchase Contract is subject to the condition precedents of:

6.1.1 An agreement among the Purchaser and Mr. Klaus Esser to be signed within 7 days of signing of this Purchase Contract for the acquisition of the partner's interests of Mr. Esser in Polo KG and the shares of Mr. Esser in Polo GmbH by Purchaser;

6.1.2 Written Approval of the transactions contemplated by a Purchase Agreement among Fairchild Textil GmbH and EUROBIKE Aktiengesellschaft as well as subsidiaries of EUROBIKE Aktiengesellschaft dated 11 October 2003 by the (Interim) Creditors' Committee (vorläufiger Gläubigeraussschuß) of Hein Gericke-Holding GmbH, Hein Gericke Vertriebs GmbH and Paul A. Boy GmbH;

6.1.3 Written Approval of the transactions contemplated by this Purchase Contract by the banking pool holding security interests in the interests and shares of the Seller.

6.2 The obligations to transfer contained in § 2.1 through § 2.6 shall be conditional upon the payment of the respective purchase prices.

6.3 The acting notary is instructed to determine the occurrence of the conditions precedent with effect for and against everybody as soon as the Purchaser confirms the occurrence of the conditions as defined under § 6.1.1 through § 6.1.3 in writing and the Seller confirms the occurrence of the condition as defined under § 6.2 in writing.

§ 7
Liability for Defects

7.1 The Purchaser had opportunity to inform itself about the condition and quality of the business of Polo KG and Polo GmbH, but the Seller states that to the extent that it provided access to information and documentation, such information and documentation were true and correct.

7.2 The Seller guarantees by way of an independent contractual obligation that it has, with the exception of bank pledges known to the Purchaser clean title to the interests, shares and claims, and that the interests, shares and claims to be transferred are free from rights of third parties with the exception of the aforesaid bank pledges. The Seller undertakes to discharge these pledges with the proceeds of the purchase price as defined in § 5.

7.3 The Seller's obligation under this clause shall be limited to the extent that the aggregate amount of claims of the Purchaser under this § 7 exceeds the amount of EUR 25,000.00 and shall be limited to the amount of the total Purchase Price.

7.4  The Seller and the Purchaser will not assume liability for damages caused by a violation of duties. This shall not apply to damages resulting from violations of life, body or health which are caused by a violation by negligence of the Seller's or Purchaser's duties, to other damages caused by a violation by gross negligence of the Seller's or Purchaser's duties or any other damages caused by a violation by intent of the Seller's or Purchaser's duties.

7.5 Any claim under this § 7 shall be time-barred on March 31, 2005.

7.6 Any personal liability of Dr. Biner Bähr for whatever reason is excluded.

7.7 The before mentioned provisions contain an exhaustive regulation of the parties' liability vis-à-vis each other. All other legal claims under German law for rescission, impairment or damages for any reason, including but not limited to delay or default, any other violation of this Purchase Contract (positive Vertragsverletzung) or culpa in contrahendo (default at the conclusion of a contract) to the extent permitted by statutory law shall be excluded. Any claims based on a frustration of this Purchase Contract (Wegfall der Geschäftsgrundlage) or based on any other legal reasons shall also be excluded.

§ 8
Right to Transfer the Purchase Contract

Other than as expressly agreed in this Purchase Contract, this Purchase Contract and any rights and obligations thereunder may not be assigned and transferred in whole or in part without the written consent of the other Parties.

§ 9
Confidentiality and Press Releases

9.1 The Seller, and the Purchaser, only until full payment of the purchase price, agree to keep strictly confidential the information obtained by them in connection with the negotiation and conclusion of this Purchase Contract with respect to the respective other Party and its subsidiaries and affiliates. Without limiting the generality of the foregoing, such obligation shall extend to any proprietary information (provided this is not otherwise part of the public domain) relating to the Parties and their subsidiaries and affiliates and their respective businesses, such proprietary information to include all know-how, trade secrets, formulas, bills of materials, names of customers or suppliers, contracts and arrangements with customers or suppliers, joint ventures or third parties, pricing policies, operational methods, marketing plans or strategies or product development techniques, or plans. The Seller shall keep strictly confidential all confidential information on any of the business f Polo KG and Polo GmbH. The Seller and the Purchaser shall treat as confidential the contents of this Purchase Contract.

9.2 The Parties shall be permitted to disclose information of the nature referred to in § 9.1 above to their respective professional advisers and as may be required by any court order or otherwise by any applicable law, or in order to defend or enforce claims directed against or asserted by the disclosing party.

9.3 Other than required by law, neither Party shall make or permit to be made any press release or similar public announcement with respect to any transaction contemplated by this Purchase Contract without the prior consent of the respective other Party which is not to be unreasonably withheld.

§ 10
Place of Performance and Jurisdiction/ Governing Law

10.1 Düsseldorf shall be the place of performance and jurisdiction for any obligations or disputes arising under this Purchase Contract.

10.2 This Agreement is governed exclusively by and construed in accordance with German law under exclusion of the United Nations Convention on Contracts for the International Sale of Goods.

§ 11
Severability

11.1 Should any provision of this Agreement be held wholly or in part invalid or unenforceable, or if this Agreement should contain a gap, the validity and enforceability of the other parts shall not be affected thereby. The parties agree that the Purchase Contract would have been entered into even without the part which would be invalid for such formal reason and that it is against good faith to invoke the invalidity of such invalid part against the other party. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which corresponds best to the economic interests of the Parties originally pursued by the invalid or unenforceable provision.

11.2 The above § 11.1 shall apply mutatis mutandis in case of an incomplete provision.

§ 12
Further Assurances

Each of the Parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Purchase Contract.

§ 13
Entire Agreement

Any amendments of or supplements to this Purchase Contract must be in writing unless any other form is imperatively required by law. This shall also apply to the above written form requirement itself.

§ 14
Costs

Except as expressly otherwise stated in this Purchase Contract each of the Parties shall bear its own costs incurred, or to be incurred by it in the future, in connection with this Purchase Contract and its performance. The fees of the notarization and any registration in connection with the conclusion of this Purchase Contract as well as any transfer taxes (e.g. Real Estate Transfer Tax, Value Added Tax) or duties (e.g. stamp duties) in connection with the conclusion of this Purchase Contract shall be borne by the Purchaser as well as any reasonable costs for acts and things to be undertaken by either the Purchaser and/or the Sellers accor ding to § 12 (with the exception of the Seller's own costs and those of its advisors or representatives).

This notarial deed have been read out aloud in the presence of the Notary to the persons appeared and was confirmed and approved by the persons appeared and then signed by the persons appeared and the notary.